As filed with the Securities and Exchange Commission on November 14, 2007
Registration Number 333-_______

SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

FORM SB-2

  REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TAGALDER GLOBAL INVESTMENT, INC.
(Name of Small Business Issuer in its Charter)

Delaware	7370	98-0436982
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

852-2258-6365
RM 2104C Tower 1 Admiralty Road 18 Harcourt Road Hong Kong
(Address and telephone number of principal executive offices)

Hugh McClung
Chief Executive Officer
852-2258-6365
RM 2104C Tower 1 Admiralty Road 18 Harcourt Road Hong Kong
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount To Be Registered	Offering Price Per Share (1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	2,690,000		$0.41	$1,102,900	$118.01
Common Stock, par value $0.001(2)	3,766,000		0.41	1,544,060	165.22
Total	6,456,000	$		$2,646,960	$283,23

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Represents shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated November 14, 2007

TAGALDER GLOBAL INVESTMENT, INC.

6,456,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 6,456,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The number of shares sold herewith consists of: (i) 2,690,000 shares and (ii) 3,766,000 shares issuable upon exercise of stock purchase warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

There is no current trading market for our securities. We intend to take all action required to have our common stock included for quotation on the Over the Counter Bulletin Board ("OTC Bulletin Board") as soon as practicable.

Investing in these securities involves significant risks.

See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" before deciding to invest in our common stock. Tagalder Global Investment, Inc. is referred to throughout this prospectus as "Tagalder," "we" or "us."

General

We are engaged, through our indirect wholly-owned subsidiary, Newsgroup, in the operation of an intra-social internet website providing users throughout Hong Kong with access to entertainment and various mediums of communication.  As an intra-social internet website, we supplement our users everyday, real-life interactions with virtual interactions on the Internet. Our users communicate by voice, chat rooms, instant messages, video, webcams, pictures, and blogs.  We generate revenue by selling advertising space on our website. Our primary source of revenue is generated from the sale of electronic advertising space, known as Banner Adds. Our intra-social website can be found at   http://www.newsgroup.la

For the year ended March 31, 2007, Newsgroup generated revenues in the amount of $206,859 and had net income of $29,884.

Our principal executive office is located at RM 2104C Tower 1 Admiralty Road 18 Harcourt Road Hong Kong

Recent Developments

Share Exchange

On August 27, 2007, we completed a share exchange with the shareholders of Canpera, Inc., a British Virgin Islands corporation delivered to us all of the issued an outstanding capital stock of Canpera in exchange for 1,750,000 shares of our common stock.  The share exchange resulted in Canpera, and Canpera’s wholly-owned operating subsidiary, Newsgroup International Limited, a Hong Kong Corporation, becoming our wholly owned subsidiaries. The shares issued in the share exchange represent approximately 20% of our common stock following the completion of the share exchange.

In addition, we have agreed to make royalty payments to the former Canpera shareholders in an amount equal to 5% of the banner advertising revenue generated by Newsgroup.  We have the right, but not the obligation, to purchase the rights to the royalty payments in the event that we consummate a financing transaction. We may purchase these rights in increments of US $1,000,000 for each 1% of future royalty payments purchased, up to a total of $5,000,000.

Issuance of Securities

On August 30, 2007, we issued to certain accredited investors (collectively referred to as the “Purchasers”) 269,000 units, with each unit consisting of: ten shares of our common stock; ten series A warrants to purchase shares of common stock (“Series A Warrants”); one series B warrant to purchase shares of common stock (“Series B Warrants”); ten series C warrants to purchase shares of common stock (“Series C Warrants”); one series D warrant (“Series D Warrant”); and ten series J warrants to purchase shares of common stock (“Series J Warrants” and together with the Series A, Series B, Series C, Series D Warrants, collectively the “Warrants”) (the “Units”), at a purchase price of $4.10 per Unit. The aggregate gross proceeds amount of the Units sold was $1,103,000 which will be used for working capital.

The Series A and Series B Warrants are exercisable for up to 5 years from the date of issue at a per share purchase price equal to $0.41 and $0.10, respectively. The Series C, Series D and Series J Warrants are exercisable for up to 5 years from the date of issue at a per share purchase price equal to $0.60, $0.15 and $0.60, respectively. No exercises may take place if it would cause a holder to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by the holder upon 61 days prior written notice to us, but may in any event not exceed 9.9% of the outstanding shares of common stock.

We are obligated to file the registration statement of which this prospectus forms a part with respect to the common stock and the shares of common stock underlying the Series A and Series B Warrants and have such registration statement declared effective no later than the 120th calendar day following the closing date. If we fail to have the registration statement filed or declared effective by the required dates, we will be obligated to pay the Purchasers certain fees in the amount of 2% of subscription amount on the date of such event and 2% of the aggregate subscription amount for each month thereafter until such default is cured or until all registrable securities become eligible for sale under Rule 144, provided however, in no event shall such liquidated damages exceed 18% of the Purchasers subscription amount.

Furthermore, we are required to take all action necessary to have our common stock included for quotation on the OTC Bulletin Board within 240 days from the closing date. In the event that we fail to meet our obligation to have our stock listed for quotation on the OTC Bulletin Board within 240 days, we will be required to issue additional shares of common stock to the Purchasers.

This Offering

Shares offered by Selling Stockholders	Up to 6,456,000 shares, including 3,766,000 of shares issuable upon the exercise of warrants

Common Stock to be outstanding after the offering	22,206,000*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

Trading Symbol	There is currently no trading market for our securities

* Based on 18,440,000 shares that were issued and outstanding number as of October 25, 2007. Assuming issuance of all shares registered herewith (including shares issuable upon exercise of warrants), the number of shares offered herewith represents approximately 35% of the total issued and outstanding shares of common stock held by persons other than our affiliates, the selling shareholders or their affiliates.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history, and it is difficult to evaluate our financial performance and prospects.

We have very limited operating history to use to evaluate our business and its future prospects. As we are still in an early development stage, there can be no assurance that we will achieve or sustain profitability on an annual or quarterly basis. Prospective operating results depend on various factors such as the quality of our services, our success in attracting and retaining qualified employees, our ability to gain competitive advantage to compete with other competitors, and the success in building a good reputation and attracting new clients continuously.

We have limited funds available for operating expenses.  If we do not obtain funds when needed, we will have to cease our operations.

We have limited operating capital currently. In the foreseeable future, we expect to incur significant expenses when developing our business. During the next 12 months, we plan to raise additional capital through sales of unregistered common stock as necessary.  There is no assurance that any such sale will occur.  We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to expand our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Loss of our current management could impair our ability to operate

If we are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified technical and management personnel. We are highly dependent on our management, who are critical to the development of our business. The loss of their services could have a material adverse effect on our operations. If we were to lose any of the members of our management, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

We will be adversely affected if the Internet does not become a viable and substantial commercial medium.

Our future success depends heavily on the acceptance and wide use of the Internet. If the Internet does not continue to grow or grows slower than expected, demand for our products and services may fail to develop. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of e-commerce, or increased government regulation or taxation, could cause the Internet to lose its viability as a commercial medium.

Future regulations could be enacted that either directly restrict or indirectly impact our products and services.

As commercial use of the Internet increases, federal, state and foreign agencies could adopt regulations covering issues such as user privacy, content and taxation of products and services.  If enacted, government regulations could limit the market for our products and services.

Future success will depend on our ability to enhance our existing products and services and to develop and introduce new products and services.

Our future success will depend in large part on our ability to enhance and broaden its products to meet the evolving needs of the Internet and wireless markets. Our markets are characterized by rapidly changing technologies, frequent new product and service introductions, and evolving industry standards. To achieve our goals, it will need to respond effectively to technological changes and new industry standards and developments. In addition, our product enhancements must meet the requirements of current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our products, services or information technology infrastructure to adapt to these changes, standards and developments.

As we expand our international operations, we will be exposed to additional new business risks.

We intend to develop our international operations. This expansion will require additional resources and management attention and will subject us to new regulatory, economic and political risks. Given our limited experience in international markets, we cannot be sure that our international expansion will be successful. In addition, we will face new risks in doing business internationally. These risks could reduce demand for our products and services, lower the prices at which we can sell our products and services, or otherwise have an adverse effect on our operating results. Among the risks we believe most likely to affect us are:

•	Longer payment cycles and problems in collecting accounts receivable;
•	Adverse changes in trade and tax regulations;
•	The absence or significant lack of legal protection for intellectual property rights;
•	The adoption of data privacy laws or regulations;
•	Political and economic instability; and
•	Currency risks.

We face significant business competition.

The market for Internet advertising and marketing services remains very competitive. Our management believes its ability to compete depends on many factors including the following:

•	Our ability to adapt and scale its existing technology, and develop and bring to market new technologies, as customer needs evolve;
•	The timing and acceptance of new products and services and enhancements to existing products and services developed either by us or acquired;
•	The performance, functionality, price and reliability of our products and services;
•	Our global sales and marketing efforts;
•	Our customer service and support efforts; and
•	The relative impact of general economic and industry conditions on us or our competitors.

Other competitive factors include our competitors’ reputation, financial resources, knowledge of the advertising market, corporate governance and financial controls, geographical coverage, customer relationships, technological capability and quality and breadth of services.

Claims by other companies that our technology infringes on their proprietary technology could force us to redesign our products or otherwise hurt our financial condition.

If we were to discover that any of our products violated third-party proprietary rights, there can be no assurance that we would be able to reengineer the product or to obtain a license on commercially reasonable terms, if at all, to continue offering the product without substantial reengineering. However, we have not conducted comprehensive patent searches on all technology components to determine whether the technologies used in its products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly developing technology environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products or cause our customers to stop using our products.

We could be adversely affected if our products contain errors.

Our products are complex and may contain undetected errors or “bugs” that result in product failures. The occurrence of errors could result in loss of or delay in revenues, loss of market share, diversion of product development resources, injury to our reputation or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our operating results and financial condition.

The Microsoft Outlook feature associated with our website creates a problem with under-reporting of our website users.

The Outlook feature, while advantageous from a users’ prospective is a major drawback for us.  As a result of the Outlook feature, our internet traffic statistics are under-reported as the Outlook users are not accounted for in our figures regarding the number of its website users. The under-estimation of traffic statistics will further lead to the reduction in advertising revenues since front end traffic is a key indicator that advertisers rely upon when determining whether or not to advertise on the website.

There are significant risks inherent in rapid growth and attempting to obtain financing.

Our strategy envisions rapid growth through initially reinvesting substantially all earnings into growing operations. Growth will place a significant strain on our management, operational, and financial resources. To manage our growth effectively, we must continuously improve our operational and financial systems. Additionally, existing financial resources may not be adequate together with earnings to support that growth and we may be required to seek additional financing in the form of debt or additional equity. If growth is not effectively managed and the quality of service or support is not maintained at acceptable levels or if adequate additional financing cannot be obtained on reasonable terms, the business will be negatively impacted. Growth, as planned, will require: (i) the retention and training of new personnel; (ii) the development and introduction of new products; and (iii) the control of our expenses related to the expansion. Our failure to satisfy these requirements, or otherwise to manage our growth effectively, would have a material adverse effect on us and the value of your investment.

Changes in political and legal conditions in Hong Kong could harm our business operations

Our business operations are based in Hong Kong.  Any changes in political and legal conditions in both regions may influence our operations and financial conditions. We do not expect that Hong Kong’s own legislature, legal and judicial system and economic autonomy will change until the year 2047. However, any changes in political, legal or other conditions in Hong Kong altering this autonomy could have an adverse effect on our business operations and revenue.

U.S. investors may experience difficulties in attempting to enforce judgments based upon U.S. federal securities laws against us and our non-U.S. resident director.

All of our operations and our assets are located outside the United States.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against any of our individual directors or officers.

Our Directors and Executive Officers own a large portion of our common stock and are therefore able to control our affairs

Our directors and executive officers collectively as a group beneficially own, in the aggregate, approximately 49% of our outstanding common stock.  The interests of management may differ from the interests of other stockholders.  As a result, management will have the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	Electing or defeating the election of directors;
•	Amending or preventing amendment of our Certificate of Incorporation or By-laws;
•	Effecting or preventing a merger, sale of assets or other corporate transaction; and
•	Controlling the outcome of any other matter submitted to the stockholders for vote.

Management stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over the stock price.

The following risks relate principally to our common stock and its market value:

There is currently no market for our common stock which makes it almost impossible to sell your common stock.

There is currently no trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

If and when a trading market does develop, our stock price is likely to be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;

•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

If and when a trading market develops, our common stock will be deemed to be penny stock with a limited trading market.

If and when there develops trading market for our common stock, it will likely be traded on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)	volatility or decline of our stock price;

(b)	potential fluctuation in quarterly results;

(c)	our failure to earn revenues or profits;

(d)	inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;

(e)	inadequate capital to continue business;

(f)	changes in demand for our products and services;

(g)	rapid and significant changes in markets;

(h)	litigation with or legal claims and allegations by outside parties; and

(i)	insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. Cash proceeds, if any, from the exercise warrants will be used for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Company Overview

We were incorporated under the laws of the State of Delaware on September 14, 2004, under the name of Golden Media, Inc, as a "blind pool" or "blank check" company, whose business plan was to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value.  In July 2005, we changed our name to Tagalder Global Investment, Inc. On August 27, 2007, we completed the acquisition of Canpera Inc., and its wholly owned subsidiary, Newsgroup, pursuant to the terms of an Amended Agreement for Share Exchange. Canpera was incorporated in the British Virgin Islands on July 5, 2006 as a holding company to hold the stock of Newsgroup. As such, Canpera does not conduct any operations of its own, but rather conducts its business operations through Newsgroup, a Hong Kong company, that was incorporated on March 8, 2003.  The transaction was accounted for as a purchase with Tagalder being deemed to be the accounting acquirer, as well as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Tagalder. Upon the closing of this transaction, we became a website owner and operator.

Prior to the acquisition of Canpera, we had not generated any revenues and any historical analysis or comparison with current results would not be meaningful to the reader. The financial information set forth below includes: i) pro-forma consolidated financial information for Tagalder and Newsgroup based upon Tagalder’s fiscal year end for the year ended September 30, 2006 and the period ended June 30, 2007; and ii) financial information for Newsgroup based upon its fiscal year end for the years ended March 31, 2007 and March 31, 2006, and for the three months ended June 30, 2007 and June 30, 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon the consolidated financial statements of Tagalder and Newsgroup, which have been prepared in accordance with the generally accepted accounting principles in the United States.  During the preparation of the financial statements, we are required to make estimates and judgment that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate its estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

(a) Economic and Political Risk

Our principal operations are conducted in Hong Kong Special Administrative Region (“Hong Kong”), People’s Republic of China (“PRC”). Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations. Our operations in Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. Our results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  We maintain bank accounts in Hong Kong only.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Group has recorded no allowance for doubtful accounts both at March 31, 2007 and March 31, 2006.

(d) Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(e) Depreciation and Amortization

We provide for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Office equipment	5 years

The depreciation expense for the year ended March 31, 2007 and March 31, 2006 amounted to $2,658 and $1,188 respectively.

(f) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended March 31, 2007 and 2006.

(g) Income Tax

We have have adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. We allow for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of Hong Kong, the corporation income tax rate applicable is 17.5%.  At times generally accepted accounting principles requires us to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. Our income tax expense for year ended March 31, 2007 is $4,668 and zero for the year ended March 31, 2006.

(h) Fair Value of Financial Instruments

The carrying amounts of our cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

(i) Revenue Recognition

Revenue represents the invoiced value of service rendered recognized upon the rendering of services to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists,
•	Services have been rendered,
•	The seller's price to the buyer is fixed or determinable, and
•	Collectibility is reasonably assured.

(j) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(k) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Company are Hong Kong Dollar (HK$). Capital accounts of the financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year.  The translation rates are as follows:

	2007	2006

Year end HK$: US$ exchange rate	7.81	7.76
Average yearly HK$: US$ exchange rate	7.78	7.77

(q) Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on our financial statements.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, includes certain exceptions to the principle.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3).

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

We do not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

Plan of Operation

During the next twelve months, we plan to grow by expanding our website’s presence on the internet which is expected to, in turn, increase both the number of users that utilize our website and number of customers that pay to advertise on our website. In order to increase the amount of visitors to the website, we intend to both implement new website features, and increase the website’s geographical areas of focus.  In addition, we will translate the Newsgroup site into simplified Chinese for the mainland China market and into English to broaden the user base and increase the advertising potential.  The following discussion identifies the additional features that the Company plans on introducing, as well as identifying the geographical areas in which we will attempt to increase its internet presence.

Additional Website Features

•
Blogs and Forums : In early March 2007, Newsgroup introduced forums (forum.newsgroup.la ) and blogs (blog.newsgroup.la) as features of its website. We anticipate that these functions are likely to increase the number of users of the our website. Initially, Newsgroup introduced its forum and blog function to 3,000 webmasters (a webmaster is the one who monitors a specific discussion topic). Newsgroup has not actively introduced its forum and blog function to other users for the fear that the limited number of servers which we currently have will be unable to handle the information from a larger user base.  Newsgroup anticipates that it will need to add 5 more servers to meet the needs generated by the anticipated increase in the number of users utilizing the websites new forum and blog features. It will also start an advertising campaign to aggressively promote these two new functions.

•
Betting/Gaming and Auctions : Newsgroup has completed construction of a betting and gaming platform, (www.bet.com.hk) slated to be implemented on its website once we raise additional financing. Newsgroup has designed the betting and gaming feature of its website in the form of trivia competitions for selected Football Games and Horse Racing Events.  We elected to base the betting and gaming feature on Football and Horse Racing Events due to the perception that these activities are actively followed by a majority of the population in Hong Kong.  We believe that we will be one of, if not the first in Hong Kong, to launch this type of betting and gaming platform on an intra-social website. Newsgroup expects that the response to this function will be positive and this in-turn will increase traffic on our website.

•
Video Clips : Newsgroup will host video clips such as upcoming movie trailers, music videos, public service announcements, and video advertisements which are both focused on and relevant to the websites users’ interests.

•	Promotions : We intend to have promotional offerings in the form of coupons and prizes on its website which will be intended to increase the website’s traffic.

•
Exhibitable User Profiles : As the number of visitors to the website increases, we anticipate creating a feature that will provide users with the option of creating user profiles that are viewable on the main domain. We expect that this feature will help establish communities with the website’s users by allowing users to interact with individuals with similar interests and hobbies and therefore, increase the intra-social foundation of the website.

•
Customizable Content : We anticipate creating a feature that provides the websites users with the ability to create their own content. Specifically, we intend to provide users with the option of writing their own movie reviews, music critiques, video game guides, etc. We believe that giving users more control and options is an integral component of a formula for success on the Internet.

•
Games : We intend to introduce a gaming function within its website, whereby it will provide the website’s visitors with the chance to play online games varying in complexity. The games will be of a variety of genres with a focus on the need to play with other Newsgroup users. Statistics will be recorded and displayed in a “hall of fame” within the website.

•	Video Sharing : We intend to allow users to upload videos to the website and thereby hope to increase user participation.

•	Video-On-Demand (V.O.D.) : We intend to introduce free and premium V.O.D. content such as the Hong Kong Jockey Club’s latest information.

Geographic Expansion and Potential Alliance Partnerships in Greater China

In addition to implementing the foregoing features on its website, we have been pursuing strategic geographical expansion of its Internet presence by establishing relationships with other websites, examples of which include:

•
tw.newsgroupla (Taiwan): Taiwan currently has approximately 14 million Internet users. In Taiwan, Newsgroup seeks to partner with 1-Apple, the Internet arm of Apply Daily and the top publication with 28% market share and a circulation of approximately 400,000.  We plan to promote 1-Apple through its website in Hong Kong in exchange for 1-Apple helping to promote Newsgroup in Taiwan — each capitalizing on the market strength of the other.

•
www.cn.newsgroup.la (Mainland China): Mainland China has approximately 132 million Internet users. We will need to acquire an Internet Content Provider (ICP) license in order to operate in China. We intend to apply for an ICP License to operate in China in the beginning of the 3 rd quarter of 2007. Once we have has acquired an ICP License, the we will focus on establishing strategic alliances with various companies in China to promote our website.  In pursuing strategic alliances, we will focus on the following criteria when determining whether to establish a relationship with another company:

•	TCP license holding
•	Existence of a sizeable user base or members
•	Complementary product offering
•	Congruent market fit

There exists in China a wealth of potential candidates for alliance partnerships in traditional and new media alike.  Some media operators aspire to move toward or to develop online extensions.  Others have Internet operations of varying degrees of success.  For both, Newsgroup can quickly extend their reach and market scope to Hong Kong and subsequently to Taiwan and Singapore.  Strategic alliances can be established from the pool of current media operators:

•
Newspaper.  Newspapers still enjoy some growth in China.  But as the worldwide trend indicates, electronic media will advance at the expense of print and China is likely to be no exception.  Print aligned with online will become the wave of the future.

•
Magazine. With the rapid rise of living standards, lifestyle and special interest magazines proliferated in China.  Magazines that share similar readership interest of intra-socialization can enrich their audience by partnering with Newsgroup.  Additional advertising revenue will be realized through this print/online alliance.

In addition to strategic alliances, co-promotional alliances can be drawn from the preceding categories.  The nature of cooperation can be on a campaign-to-campaign or long-term basis and draw from a broad range of media operators, advertisers, organizations, institutions and the like.

Tagalder Results of Operations

During the period from September 14, 2004 (inception) through September 30, 2006, we engaged in no significant operations other than organizational activities, acquisition of capital and preparation and filing of its registration statement on Form 10-SB under the Securities Exchange Act of 1934, as amended, compliance with its periodical reporting requirements and initial efforts to locate a suitable merger or acquisition candidate.  We received no revenues during this period.

We experienced a net loss of $4,639 for the year ended September 30, 2006, as a result of expenses incurred to maintain its corporate existence and comply with SEC reporting requirements.

Newsgroup Results of Operations

Newsgroup’s financial statements are stated in US Dollars and are prepared in accordance with Generally Accepted Accounting Principals of the United States (“GAAP”).

Results of Operations of Newsgroup for Year Ended March 31, 2007 Compared to the Year Ended March 31, 2006.

Revenues. During the year ended March 31, 2007, Newsgroup had revenues of $206,859 as compared to revenues of $51,347 during the year ended March 31, 2006. This increase is attributable to increased advertising revenue.  Management believes that its sales will increase significantly because of efforts to attract advertisers to the web site through increased features and geographical expansion, particularly in China.

Costs of Revenue. Cost of Revenue for the year ended March 31, 2007 was $99,053, as compared to $41,793 for the year ended March 31, 2006.  This increase was primarily attributable to a higher level of business activity.

General and Administrative Expenses . General and administrative expenses totaled $64,066 for the year ended March 31, 2007, as compared to $ 43,356 for the year ended March 31, 2006.  This increase was primarily attributable to a higher level of business activity.

Net Income . Newsgroup had a net income of $30,067 for the year ended March 31, 2007 as compared to net loss of $1,663 for the year ended March 31, 2006. The increase in net income is attributable to higher revenue.

Results of Operations of Newsgroup for Three-Month Period Ended June 30, 2007 Compared to the Three-Month Period Ended June 30, 2006.

Revenues. During the period ended June 30, 2007, Newsgroup had revenues of $49,186 as compared to revenues of $58,951 during the period ended June 30, 2006. This decrease was attributable to decreased revenue from advertisers.

Costs of Revenue . Cost of Revenue for the period ended June 30, 2007 was $19,773, as compared to $45,455 for the period ended June 30, 2006.  This decrease was primarily attributable to a reduction in marketing activities during the quarter.

General and Administrative Expenses . General and administrative expenses totaled $39,692 for the period ended June 30, 2007, as compared to $19,109 for the period ended June 30, 2006.  This increase was primarily attributable to an increase in the number of employees.

Net Income . The Company had a net loss of $9,960 for the period ended June 30, 2007 as compared to a net loss of $5,662 for the period ended June 30, 2006. The decrease in net loss was attributable to an increase in expenses and lower revenues.

Liquidity and Capital Resources

As of June 30, 2007 and March 31, 2007, Newsgroup had cash and cash equivalents of $1,417 and $14,325, respectively. Newsgroup has historically met its liquidity requirements from a variety of sources, including internally generated cash and short-term borrowings from both related parties and financial institutions.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

BUSINESS

Company Overview

We are engaged, through our wholly-owned subsidiary, Newsgroup, in the operation of an intra-social internet website providing users throughout Hong Kong with access to entertainment and various mediums of communication.  As an intra-social internet website, we supplement our users everyday, real-life interactions with virtual interactions on the Internet. Our users communicate by voice, chat rooms, instant messages, video, webcams, pictures, and blogs.  We generate revenue by selling advertising space on our website. Our primary source of revenue is generated from the sale of electronic advertising space known as Banner Adds.  Our intra-social website can be found at   http://www.newsgroup.la .

In addition to our main intra-social internet website, we operate the following websites under the domain name for our main website: http://www.newsgroup.com.hk ; http://www.newsgroup.hk .  Additionally, under http://www.newsgroup.hk, we operate two additional websites: http://www.friends.newsgroup.hk , a website which provides a platform for meeting friends, and http://www.hotel.newsgroup.hk , a website which provides a platform for making hotel reservations.

The foregoing websites constitute the operational websites of the Company and are all run under the Company’s general domain name of newsgroup.  As used in this Current Form 8-K, unless specifically stated otherwise, all references to the Company’s website refer to all of the Company’s operating websites as set forth above.

Description of Industry

Market Analysis

The following discussion is a brief summary of the intra-social website market and the sources of revenue that exist within that market.

Overview of Intra-social Website Market:  An intra-social website supplements ones’ everyday, real-life interactions with virtual ones on the Internet.  Users communicate in intra-social websites by voice, chat rooms, instant messages, video, webcam, pictures and blogs.  In previous years, search oriented websites were generally the most utilized websites on the internet based upon the number of users which visitedhe websites; however, recently there has been an increase in the number of users visiting and utilizing intra-social websites.  While intra-social websites currently generate limited amounts of revenue, companies have seen value in these websites and have demonstrated a willingness to acquire various intra-social websites to gain access to the acquired websites’ large base of unique monthly users.

Revenue Models of Intra-social Websites: There are a number of different models that are employed by the intra-social websites to generate revenue.  The following discussion identifies some of the various revenue generating models that are utilized by the intra-social websites:

•
Acquisition Model: This is a model where the website is designed to achieve a critical mass of users in order to attract a buyout from a large corporate body looking to increase its accessibility to online users.

•
Banner Ads:   Banner Ads are one of the most common advertising models in use today.  Under this model, a company offers advertising slots on its website which are in essence electronic billboard space where advertisers can post their respective advertisements.  Advertisers will typically pay a CPM rate (Cost of per Thousand Ads Views).  Typically, the size of the user base dictates the pricing for ad slots.

•	Corporate Rich Media : A more modern and sophisticated way to generate revenue is sponsored rich media slots on a website. There are 3 key ways this can be performed:

o	Music Videos/Movie Trailers etc. viewable on a website
o	Video “jingle” before a video for which users are waiting
o	V.O.D. (Video-On-Demand), a video player that is embedded on the website plays sponsored content

•
Pop-Ups:  Pop-Up advertisements are designed in such a way that when users go to either a certain domain or clicks on a particular link, one or more pop-up windows will appear and display advertisements.

•
Subscriptions:  For the more sophisticated websites, offering premium content that is available through a subscription is a method of generating revenue.  For the subscriptions to be attractive, the premium content needs to be publicized correctly and the free content should be enticing enough to attract users to see more.

•
Selling Services:  Selling services from your website is another way to generate revenue.  Services are chosen and developed based on a website’s focus.  Domain hosting, website creation etc. can be offered at a cost.

•
Online Games:  Another form of online advertising occurs through online games.  Typically, advertisements are posted on online games which have been designed to allow multiple users to participate in the game at any given time.

•	Ad Radio: Playing local and/or international radio channels from the website while users are browsing the domain is another way to raise revenue.

Competitive Conditions

The Internet and Internet-related markets in Asia are relatively new and rapidly evolving. There are many companies in the domestic and international markets that distribute online content and value-added telecommunications services targeting Asian users. We now are facing more intense competition from both domestic and international competitors for providing content and services over the Internet, including brand advertising, content, community tools, search engines, web directories, wireless services and online games.  Currently in Hong Kong, we have two main competitors, http://www.uwants.com and http://www.discuss.com.hk.  We face competition in greater China from Taiwan-based http://www.wretch.cc , mainland China-based http://www.51.com , and mainland China-based   http://www.chinaren.com.

In the Asian Internet market, competition is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. Our competitors may have certain competitive advantages over us in terms of:

•	substantially greater financial and technical resources;
•	more extensive and well developed marketing and sales networks;
•	better access to original content and information;
•	greater global brand recognition among consumers; and
•	larger customer bases.

We compete with other websites in Hong Kong and China primarily on the following basis:

•	technological advancements;
•	attractiveness of products;
•	brand recognition;
•	volume of traffic and users;
•	quality of our Websites and content;
•	strategic relationships;
•	quality of our services;
•	effectiveness of sales and marketing efforts;
•	talented staff; and
•	price.

Our existing competitors may in the future achieve greater market acceptance and gain additional market share. It is also possible that new competitors may emerge and acquire significant market share. We believe the rapid increase in Asia’s online population will draw more attention from various multinational players to the Asian Internet market. We also compete for advertisers, advertising revenues and content with traditional forms of media, including, but not limited to newspapers, magazines, radio and television.

Globally, there are over 31 intra-social websites that are similar in content and design to the Company’s website; examples of which: include YouTube, Myspace, Wikipedia, HiS.com, Fotolog.com, Facebook, Friendster and Flickr.

Current Operations

Our Products & Services

Currently, we operate an internet website based in Hong Kong which is designed to connect people to their interests, communities and general information.  The website and the advertising space sold therein, comprises all of the products that we currently offer.

Products and Services for Businesses

Brand Advertising

In brand advertising, we enjoy a strong competitive position as one of the most heavily trafficked websites in Hong Kong. We provide brand advertising services on our website that allow companies to advertise and promote their products through our website. Our offerings enable advertisers to post their advertisements in different forms, including textual, rich media and graphic advertisements, and in different locations on our website. Our brand advertising products include, but are not limited to, banners, links, logos, buttons and stream advertisements placed on our website.

We charge advertisers daily or hourly rates for banners, links, logos, buttons and stream advertisements.  The rates that are charged vary depending upon the location and type of advertisement that our customers purchase.  We utilize contracts to establish the specific pricing structure for each advertiser.  Our standard advertising charges vary depending on the terms of the contract and the advertisement’s location within our website. Discounts from standard rates are typically provided for higher-volume, longer-term advertising contracts, and may be provided for promotional purposes.

We rely on both direct sales by our internal sales force and sales by advertising agents for advertising on our website. Our customers include multinational companies that have significant operations in Asian markets, as well as numerous Hong Kong based domestic companies, which are mainly large or medium size companies.

Products and Services for Users

The website provides over 30 major categories of information with 4,000 different types of newsgroups, covering a wide spectrum of topics, including gaming, sports, computers, cartoons, motor vehicles, telecom, cosmetics, jewelries, marriage and astrology. In addition to the website’s news group function, the Company has recently launched additional features including blogs and forums, both of which are discussed in detail below.  As an intra-social website the Newsgroup users are active in both providing and developing information and content with the website’s various categories, as well as participating in blogs and forums.

Our website offers two distinct features that separate it from its competitors. First, the website’s technical platform enables its users to read and respond to postings in news group discussions on the website via Microsoft’s Outlook Express without physically logging into our website. Second, the website enables users to store their own personally selected postings on the website’s classified folder, thus saving time for readers when they want to review past postings. These two features, added to the wide array of available topics for discussion, help the website both retain users as well as attract new users.

Website Users

As of March 12, 2007, internet users based in Hong Kong accounted for 99% of the users of our website.  Seventy five percent (75%) of our users are under the age of 31.  Students are the number one user of the website, as compared to other professional categories.

Newsgroup has always maintained a strong presence among internet users in Hong Kong and until July 2006 was ranked as the most heavily trafficked website among traditional Chinese websites by Alexa.com.  Alexa.com, is a search engine which is owned by Amazon.com that ranks websites according to site traffic that Alexa collects through the Alexa toolbar.  Alexa creates website usage and date/trends based on three months of aggregated historical traffic data from its toolbar users.   Since that time period, Newsgroup’s global and local rankings have declined. As of March 12, 2007, according to Alexa.com, Newsgroup, with approximately 403,500 unique IP users, was the 252 nd most trafficked website globally, and the 10 th most heavily trafficked website in Hong Kong. Information regarding the Company’s internet traffic can be found at: http://www.alexa.com/data/details/traffic_details?q=&url=newsgroup.la .

Customers / Sources of Revenue

Our primary customers are companies that seek to promote themselves through advertisements on our websites.  Our customers include multinational companies that have significant operations in Asian markets, as well as numerous Hong Kong based domestic companies, which are mainly large or medium size companies.  As of March 15, 2007 Newsgroup had a portfolio of thirty nine (39) different companies that advertise on Newsgroup’s website. Newsgroup currently engages the sales agency, CentreLinks Hong Kong Limited (“CentreLinks”) to assist Newsgroup with locating companies that are interested in advertising on our websites.  Through Centrelinks, Newsgroup has established consumer relationships with seventeen different companies who currently advertise on the Company’s website, examples of which include: BenQ, City University of Hong Kong, Converse, Mindshare, Hong Kong Jockey Club, and Sony.  Newsgroup’s largest advertising account is with Overture Yahoo.

Employees

We currently have eight full time employees with five in the Technical Department and the remaining in Company Administrative and Customer Service Department. To the best of our knowledge we are compliant with local prevailing wage, contractor licensing and insurance regulations and have good relations with its employees.

Marketing

Our historical and current marketing efforts designed to generate revenue are detailed below:

•
Initial Marketing Efforts.  The founders of Newsgroup originally established the website as a hobby, not a business venture.  Because the website was initially created as a hobby, the founders were not interested in operating the website as a profitable business.  As a result, Newsgroup’s initial advertising and marketing efforts were conducted on a relatively small scale.  Accordingly, due to the initially limited advertising efforts, Newsgroup’s early revenues have been limited.

•
Recently Enhanced Marketing Efforts:   In 2006, the Company began an enhanced advertising campaign in an effort to increase revenue generated by the sale of advertising space on Newsgroup’s website.  Late in the second quarter of 2006, Newsgroup began to install the infrastructure necessary to create a marketing program designed to generate revenue through the sale of advertising and promotional services on its website.

•
Current Marketing Strategy. Our current marketing strategy for the promotion of the advertising space available on our website is to quickly upgrade our current sales force by building a team of professionals who have a strong background in advertising and sales. The marketing and sales team will actively pursue both advertisers and media buying agencies in an effort to increase our revenue generated by the sale of advertising space on its website.  Additionally, we intend to utilize search engines such as Google and Yahoo to advertise its own website and thereby appear as a priority in internet searches, in the hopes that this will lead to greater exposure and increased traffic flow.

Intellectual Property and Proprietary Rights

Currently, we do not have any trademarks or patents.  As we develop specific intellectual property, we intend on taking the necessary steps to protect its intellectual property.

Many parties are actively developing chat, homepage, search and related Web technologies. We expect these parties to continue to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and cover significant parts of our technology, business methods or services. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims, from time to time, relating to the intellectual property of others in the ordinary course of our business.

We also intend to continue licensing technology from third parties. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Our inability to obtain any of these licenses could delay product and service development until alternative technologies can be identified, licensed and integrated.

Chinese Government Regulations

The Chinese government heavily regulates its Internet sector, including the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the licensing and permit requirements for companies in the Internet industry. Because these laws, regulations and legal requirements with regard to the Internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainty. In addition, the Chinese legal system is a civil law system in which decided legal cases may be cited for reference but have little precedential value. As a result, in many cases it is difficult to determine what actions or omissions may result in liability. In addition, uncertainties relating to the regulation of the Internet business in China, including evolving licensing practices, give rise to the risk that permits and licenses may be subject to challenge, which may be disruptive to our China business when established, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us. The numerous and often vague restrictions on acceptable content in China will subject us when we expand into China to potential civil and criminal liability, temporary blockage of websites or complete cessation.  For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. Because the definition and interpretation of prohibited content are in many cases vague and subjective, it is not always possible to determine or predict what and how content might be prohibited under existing restrictions or restrictions that might be imposed in the future.

Technology Infrastructure

We operate six data servers located at Net Data Centre World Place, Hong Kong.  The technical specification of the Company’s servers are as follows: Intel Core Duo Processor 3.0 GHZ with 1 GB RAM and Windows server 2003 Enterprise Edition x86 or x64.  We anticipate that we will need to add five more servers to meet the needs generated by the anticipated increase in the number of users utilizing the website’s new forum and blog features.  See “Plan of Operation” below.

Property & Facilities

Our Hong Kong headquarters space is consists of an approximately 800 square feet space which we lease at $ 2,000 per month.

Legal Proceedings

We are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. However, legal claims are inherently uncertain and we cannot assure you that we will not be adversely affected in the future by legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The respective positions and ages of our directors and executive officers are shown in the following table. Each director has been elected to hold office until the next annual meeting of stockholders and thereafter until his successor is elected and has qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors. There are no agreements or understandings for any officer or director to resign at the request of another person, and no officer or director is acting on behalf of or will act at the direction of any other person.

Name	Age	Position

Hugh McClung	66	Director, Chief Executive Officer
Adam Khemiri	29	Chief Technology Officer
Richard Hsiung	59	Director
Richard Racioppi	45	Director
Randy Larsen	47	Director
Kenneth Holmes	54	Director

Hugh McClung. Hugh McClung has been the Chief Executive Officer (“CEO”) and a Director of Tagalder since June 2007.  Mr. McClung’s responsibilities are focused on the general management of the Company. Mr. McClung is a senior business executive with over 25 years of experience in venture management, startup management, acquisitions and strategic alliances.   Prior to beginning his position as the CEO and a director for Tagalder, from 2002 to 2007, Mr. McClung served as Vice Chairman of the Verlarde Group Inc located in the Philippines. As Vice Chairman of the Velarde Group, Mr. McClung was responsible for strategic planning and financing. From 2000 to 2002, Mr. McClung served as Chairman and CEO of China Broadband Network, a broadband service provider located in China.  From 1991 to 2000, He was founder and Vice Chairman of International Wireless Communication, which was involved in the acquisition of and investment in wireless properties in emerging countries.

Adam Khemiri.  Adam Khemiri has been our Chief Technical Officer of the Company since June 2007.  Mr. Khemiri graduated with honors from the University of Coventry with a Bachelor of Arts in Communication, Authoring and Design. Mr. Khemiri spent a number of years in a variety of sales and marketing roles including his roles in the UK-based insurance giant Esure. Mr. Khemiri has a wealth of knowledge in the IT industry, including computer hardware and software, websites, and electronics. Mr. Khemiri’s primary roles are to represent The Scene on behalf of TOT and to create and oversee strategies to develop new content for the Newsgroup domain.

Richard Hsiung.  Richard Hsiung is the Vice Chairman of the Board of the Company. Prior to his involvement with the Company, Mr. Hsiung was a co-founder of WellsLife, Ltd., an integrated biotech product development and marketing company. Prior to that, he was an advisor for Red Moon Capitals, an advisory and consulting firm. From 1989 to 2002, Mr. Hsiung served with Dentsu, Young & Rubicam (“DYR”), as Chairman for Greater China and as a member of its board of directors; DYR was the first multinational advertising agency in China, with offices in Taipei in 1988, Shanghai in 1989, and Ouangzhou in 1990.  Mr. Hsiung was also a Vice President, Creative Director, and a member of the Executive Committee for Young & Rubicam, New York, Special Markets Division, CYB Group.

Richard Racioppi . Richard Racioppi has been a director of the Company since June 2007.  Prior to his involvement with the Company, Mr. Racioppi worked as a consultant for among others, Cyber Dynamics Asia Pacific from 2002 to 2006.

Randy Larsen.  Randy Larsen has been a director of the Company since June 2007.  In addition to serving on the Board of Directors of Tagalder, Mr. Larsen currently works as the Head of Creative at the Hong Kong Trade and Development Council, located in Hong Kong; he has worked at the Hong Kong Trade and Development Council since October 1, 2006.  As Head of Creative, Mr. Larsen is responsible for World Wide Creative Development.  Prior to becoming involved with the Hong Kong Trade and Development Council, from March 1, of 2004 until October 1, 2006, Mr. Larsen worked as a Creative Director for PICO, a Brand Development and PR corporate live event marketing company, located in Tai PO Market NT, Hong Kong.  Prior to becoming involved with the PICO, Mr. Larsen worked for Dentsu, Young & Rubicam (“DYR”) Asia as VP Executive Creative Director from March 1, 1990 until March 15, 2000. Prior to joining DYR, Mr. Larsen worked at Henery J. Kaufman/McCann as Creative Director from 1987 until March 1990, where he was the head of all creative projects for the company.

Kenneth J. Holmes.  Mr. Holmes has been a director of the Company since June 2007. Mr. Holmes has over twenty years of experience in Senior Management positions in new product introductions, startup technologies, and overall growth strategies in telecommunications, consumer products, the wireless industry, home computers, and the Internet. Prior to joining Tagalder, Mr. Holmes served as the president of both Look Ski and Cycling Inc. and of CarTel Cellular, the second largest chain of wireless stores in the United States. Prior to those positions, Mr. Holmes served as the vice president of Cox Communications/SPRINT PCS, FTC Telehome (an international internet firm), Telehub Network Systems, Inc., Cobra Electronics, Inc. and Rabbit Systems Inc.

Significant Employees

Joe Lau.  Joe Lau serves as a director on the Board of Directors of Newsgroup.  Mr. Lau’s responsibilities include supervising website development of Newsgroup’s website. Mr. Lau co-founded and was a director of Newsgroup.com.hk Limited, Mr. Lau is now responsible for the system administration, implementation & technical oversight of the Company’s website. Mr. Lau has over 15 years of information technology (IT) experience specializing in Windows TTS Server, Apache Web Server, NNTP Server Email Server and Network operations.

Mo Kan Yuen.  Mo Kan Yuen serves as a director on the Board of Directors of Newsgroup.  Mr. Yuen was a co-founder and director of Newsgroup.com.hk Limited. Mr. Yuen’s responsibilities include web site development, programming, web design, creation of new functions and new business planning. He has over 8 years experience on web site development and is fluent in Windows TTS Server, Apache Web Server, NNTP Server, Email Server, MSSQL, MySQL as well as C++, VB, ASP, and PHP.

EXECUTIVE COMPENSATION

During the year ended September 30, 2006, none of our directors or executive officers received any compensation.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal year ended September 30, 2006.

Employment Agreements

The Company does not have any employment agreements with its executive officer and directors.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans.

Directors’ and Officers’ Liability Insurance

The Company currently does not have insurance to protect or limit directors and officers against liability.   However , the Company is in the process of acquiring such insurance.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all forms so filed.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that during the year ended September 30, 2006, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 25, 2007, regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock. The percentage ownership calculation is based on 18,440,000 shares that were issued and outstanding number as of October 25, 2007.

Unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to the shares of our common and preferred stock which he beneficially owns.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

N Group Holdings, Inc. 8F No. 211 Johnston Road Wanchai, Hong Kong	1,750,000 (1)	9.5%

Richard Racioppi Room A, 2F Central Mansion Jaffee Road Hong Kong	1,487,500	8.1%

Richard Hsiung 20-F 161 Sun The Rd Taipei, Taiwan	1,312,500	7.1%

TG Private Equity 8F No. 211 Johnston Road Wanchai, Hong Kong	950,000	5.2%

Hugh McClung Room C, 2F Central Mansion Jaffee Road Hong Kong	525,000	2.9%

Adam Khemiri Room B, 2F Central Mansion Jaffee Road Hong Kong	437,500	2.4%

Randy Larsen Flat E27 Blk 1 La Costa No. 8 Po Tai Street Shatin N.T. Hong Kong	350,000	1.9%

Kenneth Holmes 6734 Tao Ct. Lisle, Il 60532	787,500 (3)_	4.3%

All Officers and Directors as a Group (6 persons)	4,900,000	26.6%

(1) Joe Lau, its President, has voting and dispositive power over the shares owned by this entity.
(2) Maggy Poon Wai Lin, its President, has voting and dispositive power over the shares owned by this entity.
(3) Includes 700,000 shares of common stock held by VR66 LLC of which Mr. Holmes is the President.
(4) Includes 1,100,000 shares of common stock issuable upon exercise of currently exercisable warrants. Adam Benowitz has voting and dispositive control with respect to the securities held by this entity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no trading market for our common stock. We intend to take the steps required to have our common stock included for quotation on the OTC Bulletin Board.

Number of Stockholders

As of October 25, 2007, there were approximately 38 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.

Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)	Shares to be Sold in Offering	Shares Beneficially Owned After Offering (9)	Percentage of Shares Beneficially Owned After Offering (1)
Mark Webb	252,000 (2)	132,000	120,000	*
Erich Huggler	252,000 (2)	132,000	120,000	*
Albert Barbella	252,000 (2)	132,000	120,000	*
Kevin O’Halloran	378,000 (3)	198,000	180,000	*
Sulang Eng	252,000 (2)	132,000	120,000	*
Zachary Levy	378,000 (3)	198,000	180,000	*
Victor Dowling	2,646,000 (4)	1,386,000	1,260,000	6.4%
Elaine P. Fields	504,000 (5)	264,000	240,000	1.3%
F Berdon Co LP	1,260,000 (6)	660,000	600,000	3.2%
Gregory Maria	504,000 (5)	264,000	240,000	1.3%
Vision Opportunity Master Fund, Ltd.	4,620,000 (7)	2,420,000	2,200,000	10.7%
Randy B. Fields	376,600 (8)	376,600	-0-	___
Aegis Capital Corp.	80,700 (8)	80,700	-0-	___
Robert Eide	80,700 (8)	80,700	-0-	___

Total		6,456,000
_________________
*       Less than 1%.
1.
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. Nevertheless, for purposes hereof only, for each selling shareholder does not give effect to the 4.99% limitation on the number of shares that may be held by each shareholder under the transaction documents which limitation is subject to waiver and increase to 9.99% by the holder upon 61 days prior written notice to us. As a result of this provision, notwithstanding the figures set forth in the table, none of the selling shareholders’ percentage ownership may exceed 4.9%. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 18,440,000 as of October 25, 2007.

2.	Includes 192,000 shares issuable upon exercise of warrants.
3.	Includes 288,000 shares issuable upon exercise of warrants.
4.	Includes 2,016,000 shares issuable upon exercise of warrants. See footnote (1) for additional information.
5.	Includes 384,000 shares issuable upon exercise of warrants.
6.	Includes 960,000 shares issuable upon exercise of warrants. Fredrick Berdon has voting and dispositive control with respect to the securities held by this entity.
7.
Includes 3,520,000 shares issuable upon exercise of warrants. Adam Benowitz has voting and dispositive control with respect to the securities held by this entity. See footnote (1) for additional information.

8.
Consist of shares issuable upon exercise of warrants. Aegis Capital Corp. is a registered broker-dealer that received the warrants as part of its commission in connection with the private placement of the shares registered herewith. Messrs. Fields and Eide are affiliates of this entity. Pursuant to our agreement with Aegis Capital, we agreed that the securities were to be issued to Aegis Capital or its designees. Accordingly, the securities were transferred directly from us to Messrs. Fields and Eide. We have been advised that each is an accredited investor who has made the representation it acquired such securities for investment purposes and not with a view to distribution or resale. Therefore, the transfer of securities was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. The shares of common stock underlying the warrants issued to those selling stockholders who received such warrants as part of compensation pursuant to an agreement between us and Aegis Capital are restricted in accordance with Rule 2710(g)(I) of the NASD Conduct Rules. Accordingly, those selling stockholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after this registration statement is declared effective. Robert Eide has voting and dispositive control with respect to the securities held by Aegis Capital Corp.

9.	For each person, consist entirely of shares issuable upon exercise of warrants.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

On August 30, 2007, we issued to certain accredited investors (collectively referred to as the “Purchasers”) 269,000 units, with each unit consisting of: ten shares of the our common stock; ten series A warrants to purchase shares of common stock (“Series A Warrants”); one series B warrant to purchase shares of common stock (“Series B Warrants”); ten series C warrants to purchase shares of common stock (“Series C Warrants”); one series D warrant (“Series D Warrant”); and ten series J warrants to purchase shares of common stock (“Series J Warrants” and together with the Series A, Series B, Series C, Series D Warrants, collectively the “Warrants”) (the “Units”), at a purchase price of $4.10 per Unit. The aggregate gross proceeds amount of the Units sold was $1,103,000 which will be used for working capital.

The Series A and Series B Warrants are exercisable for up to 5 years from the date of issue at a per share purchase price equal to $0.41 and $0.10, respectively. The Series C, Series D and Series J Warrants are exercisable for up to 5 years from the date of issue at a per share purchase price equal to $0.60, $0.15 and $0.60, respectively. No exercises may take place if it would cause a holder to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by the holder upon 61 days prior written notice to us, but may in any event not exceed 9.9% of the outstanding shares of common stock.

We are obligated to file the registration statement of which this prospectus forms a part with respect to the common stock and the shares of common stock underlying the Series A and Series B Warrants and have such registration statement declared effective no later than the 120th calendar day following the closing date. If we fail to have the registration statement filed or declared effective by the required dates, we will be obligated to pay the Purchasers certain fees in the amount of 2% of subscription amount on the date of such event and 2% of the aggregate subscription amount for each month thereafter until such default is cured or until all registrable securities become eligible for sale under Rule 144, provided however, in no event shall such liquidated damages exceed 18% of the Purchasers subscription amount.

Furthermore, we are required to take all action necessary to have our common stock included for quotation on the OTC Bulletin Board within 240 days from the closing date. In the event that we fail to meet our obligation to have our stock listed for quotation on the OTC Bulletin Board within 240 days, we will be required to issue additional shares of common stock to the Purchasers.

We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares and the shares issuable upon exercise of certain of the warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that are required to be disclosed hereunder.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004. Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.001 per share. As of October 25, 2007, there were 18,440,000 shares of common stock issued and outstanding.

Common Stock

We are authorized to issue 80,000,000 shares of common stock of which as of October 25, 2007, 18,440,000 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Halliday Stock Transfer Company.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The Company's balance sheet as of September 30, 2006 and the related statements of operations and comprehensive income (loss), stockholders' (deficit), and cash flows for each of the two years in the period ended September 30, 2006, and for the period from September 14, 2004 (date of inception) through September 30, 2006, included in this Prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, Certified Public Accountants, as set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TAGALDER GLOBAL INVESTMENT, INC.

INDEX TO FINANCIAL STATEMENTS

TAGALDER GLOBAL INVESTMENT INC. (FORMERLY GOLDEN MEDIA, INC.) (A DEVELOPMENT STAGE COMPANY) YEARS ENDED SEPTEMBER 30, 2006 AND 2005
Report of Independent Registered Accounting Firm	F-2

Balance Sheet as of September 30, 2006	F-3

Statements of Operations for the Years Ended September 2006 and 2005 and for the Period September 14, 2004 (inception) to September 30, 2006	F-4

Statements of Changes in Stockholders’ Equity (Deficit) from September 14, 2004 (inception) to September 30, 2006	F-5

Statements of Cash Flows for the Years Ended September 2006 and 2005 and for the Period September 14, 2004 (inception) to September 30, 2006	F-6

Notes to Financial Statements	F-7
TAGALDER GLOBAL INVESTMENT INC. (FORMERLY GOLDEN MEDIA, INC.) (A DEVELOPMENT STAGE COMPANY) NINE MONTHS ENDED JUNE 30, 2006 AND 2005
Balance Sheet as of June 30, 2007 (Unaudited)	F-10

Statements of Operations for the Nine and Three Months Ended June 2007 and 2006 and for the Period September 14, 2004 (inception) to June 30, 2007 (Unaudited)	F-11

Statements of Cash Flows for the Nine and Three Months Ended June 2007 and 2006 and for the Period September 14, 2004 (inception) to June 30, 2007	F-12

Notes to Financial Statements	F-13
CANPERA, INC. AND ITS SUBSIDIARY YEAR ENDED MARCH 31, 2007 AND 2006
Report of Independent Registered Accounting Firm	F-15

Balance Sheet as of March 31, 2007 and 2006	F-16

Statements of Income for the Years Ended March 31, 2007 and 2006	F-17

Statements of Changes in Stockholders’ Equity	F-18

Statements of Cash Flows for the Years Ended March 31, 2007 and 2006	F-19

Notes to Financial Statements	F-20
TAGALDER GLOBAL INVESTMENT, INC. PRO-FORMA COMBINED STATEMENTS (UNAUDITED)
Statement of Operations for the Nine Months Ended June 30, 2007	F-25

Statement of Operations for the Year Ended September 30, 2006	F-26

Consolidated Balance Sheet as of June 30, 2007	F-27

Notes to Unaudited pro Forma Combined Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tagalder Global Investment, Inc.
Wanchai, Hong Kong

We have audited the accompanying consolidated balance sheet of Tagalder Global Investment, Inc. (the Company) as of September 30, 2006 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended September 30, 2006 and 2005 and for the period from September 14, 2004 (date of inception) through September 30, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2006, and the results of its operations and its cash flows for the years ended September 30, 2006 and 2005 and for the period from September 14, 2004 (date of inception) through September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
April 11, 2007

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

ASSETS	September 30, 2006

Current assets

Prepaid legal fee	$688

Total current assets	688

Total assets	$688

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities

Shareholder advance	$5,327

Total liabilities	5,327

Stockholders' equity (Deficit)

Common stock: par value $.001; 80,000,000 shares authorized; 7,000,000 shares issued and outstanding	7,000

Deficit accumulated during the development stage	(11,639)

Total stockholders' equity (Deficit)	(4,639)

Total liabilities and stockholders' equity (Deficit)	$688

See accompanying notes to financial statements

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Year ended September 30, 2006	Year ended September 30, 2005	Period from September 14, 2004 (inception) to September 30, 2006

REVENUE	$-	$-	$-

EXPENSES
Formation expenses	-	-	1,262
General and administrative expenses	4,639	4,456	10,377
Total operating expenses	4,639	4,456	11,639

NET LOSS FROM OPERATIONS	(4,639)	(4,456)	(11,639)

PROVISION FOR INCOME TAX	-	-	-

NET LOSS	$(4,639)	$(4,456)	$(11,639)

Basic and diluted net loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	7,000,000	7,000,000

See accompanying notes to financial statements

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FROM SEPTEMBER 14, 2004 (DATE OF INCEPTION) TO SEPTEMBER 30, 2006

					Deficit Accumulated
	Preferred Stock		Common Stock		During the	Stockholders’
	Shares	Amount	Shares	Amount	Development Stage	Equity (Deficit)

Balance at September 14, 2004 (date of inception)	-	$-	-	$-	-	-
Common stock issued for cash	-	-	7,000,000	7,000	-	7,000
Net loss for the period ended September 30, 2004	-	-	-	-	(2,544)	(2,544)
Balance September 30, 2004	-	-	7,000,000	7,000	(2,544)	4,456

Net loss for the period ended September 30, 2005	-	-	-	-	(4,456)	(4,456)
Balance September 30, 2005	-	-	7,000,000	7,000	(7,000)	-

Net loss for the period ended September 30, 2006	-	-	-	-	(4,639)	(4,639)
Balance September 30, 2006	-	$-	7,000,000	$7,000	(11,639)	(4,639)

See notes to financial statements.

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Year	Year	Period from
	ended	ended	September 14, 2004
	September 30,	September 30,	(inception) to
	2006	2005	September 30, 2006

Cash flows from operating activities:
Net loss	(4,639)	(4,456)	(11,639)
Changes in operating assets and liabilities Accrued expenses (Increase) in prepaid legal fees	(688)	(1,282)	(688)

Net cash used in operations	(5,327)	(5,738)	(12,327)

Cash flows from financing activities
Issuance of common stock	-	-	7,000
(Decrease) increase in shareholder loan	5,327	-	5,327

Net cash provided by financing activities	-	-	12,327

Increase (decrease) in cash and cash equivalents	$-	(5,738)	$-

Cash and cash equivalents, beginning of period	-	-	-
Cash and cash equivalents, end of period	$-	$-	$-

Supplemental disclosures of cash flow information:

Cash paid for interest	-	-	-
Cash paid for income taxes	-	-	-

See accompanying notes to financial statements

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Tagalder Global Investment Inc. (formerly Golden Media, Inc.) (a development stage company) (the “Company”) was formed on September 14, 2004 in the State of Delaware. The Company’s activities to date have been primarily directed towards the raising of capital and seeking business opportunities. The Company is headquartered in Hong Kong.

On June 14, 2005, there was a change of control.  On that date, Chun Ka Tsun and Chan Tsz King acquired control of the Company through purchase of a total of 6,790,000 shares, or 97% of the Company’s issued and outstanding shares.  The transaction was completed pursuant to the terms of a Stock Purchase Agreement dated June 14, 2005.

On June 27, 2005, the Company entered into an Agreement for Share Exchange with Tagalder C3 Holdings, Inc., a BVI corporation (“Tagalder”) and the shareholders of Tagalder, pursuant to which the Company agreed to acquire all of the issued and outstanding shares of Tagalder in exchange for the issuance of 50,000,000 shares of the Company’s issued and outstanding common stock.  Chun Ka Tsun, who is an officer, director and principal shareholder of the Company, and Chan Tsz King, who is a principal shareholder of the Company, are also the principal shareholders of Tagalder C3 Holdings, Inc.

On September 30, 2005, the Company entered into a Cancellation Agreement to rescind the Agreement for Share Exchange with Tagalder C3 Holdings, Inc. dated June 27, 2005. The cancellation agreement was effective retroactively on June 27, 2005.

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Due to net losses, potentially dilutive securities would be antidilutive and are therefore not included. At September 30, 2006 there were no potentially dilutive securities outstanding.

FISCAL YEAR

The Company has adopted September 30 as its fiscal year end.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statement bases of assets and liabilities.

The Company had net operating loss carryforwards at September 30, 2006 for Hong Kong profits tax purposes. The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established.

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The Company uses Hong Kong dollars (“HK$”) as the functional currency.  Transactions denominated in currencies other than HK$ are translated into HK$ at the applicable rates of exchange prevailing at the dates of the transactions.  Monetary assets and liabilities denominated in other currencies are translated into HK$ at rates of exchange at the balance sheet dates.  Exchange gains or losses arising from changes in exchange rates subsequent to the transaction dates for monetary assets and liabilities denominated in other currencies are included in the determination of net income for the respective period.

For financial reporting purposes, HK$ has been translated into United States dollars (“US$”) as the reporting currency.  Assets and liabilities are translated at the exchange rate in effect at period end.  Income statement accounts are translated at the average rate of exchange prevailing during the period.  Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income - foreign currency translation adjustments”.  Gains and losses resulting from foreign currency translation are included in other comprehensive income (expenses).

2.	RELATED PARTY TRANSACTION

For the year ended September 30, 2006, the shareholders of the Company provided a $5,327 non-interest bearing shareholder loan to the Company.

3.	GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $11,639 at September 30, 2005. The Company has net liabilities of $4,639 and cannot finance its further expenses and it does not have any existing operations. These factors raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.	COMMON STOCK

There has been no change in common stock for the reporting fiscal year.

5.	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard, but believes that will not have that it will not have a material impact on the Company’s financial position

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have an impact on our results of operations or financial condition.

TAGALDER GLOBAL INVESTMENT INC.
(FORMERLY GOLDEN MEDIA, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, “Fair Value measurements”. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans, which amended FASB Statements No. 87, 88, 106 and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

TAGALDER GLOBAL INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS (UNAUDITED)

ASSETS	June 30, 2007 (Restated)
CURRENT ASSETS
Prepaid legal fee	$688
Total current assets	688
TOTAL ASSETS	$688

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accrued liabilities	2,000
Shareholder advance	15,827
TOTAL LIABILITIES	17,827

STOCKHOLDERS’ EQUITY
Common stock: 80,000,000 shares authorized; $0.001 par value; 7,000,000 shares issued and outstanding	7,000
Deficit accumulated during the development stage	(24,139)
TOTAL STOCKHOLDERS’ DEFICIT	(17,139)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$688

See accompanying notes to the consolidated financial statements

TAGALDER GLOBAL INVESTMENT, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS (UNAUDITED)

	9 months ended June 30		3 months ended June 30		Period from September 14 2004 (inception) to June 30,
	2007 (Restated)	2006	2007 (Restated)	2006	2007 (Restated)

REVENUE	$-	$-	$-	$-	$-

COST OF SALES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

OPERATING EXPENSES
Formation expenses	-	-	-	-	1,262
General and administrative	12,500	-	12,500	-	22,877
	12,500	-	12,500	-	24,139

LOSS FROM OPERATIONS	(12,500)	-	(12,500)	-	(24,139)

PROVISION FOR TAXATION	-	-	-	-	-

NET LOSS	$(12,500)	$-	$(12,500)	$-	$(24,139)

BASIC AND DILUTED NET
LOSS PER SHARE	$(0.002)	$0.00	$(0.002)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING	7,000,000	7,000,000	7,000,000	7,000,000

See accompanying notes to the consolidated financial statements

TAGALDER GLOBAL INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS (UNAUDITED)

			Period from
			September 14
			2004
			(inception) to
	Nine months ended June 30,		June 30,
	2007 (Restated)	2006	2007 (Restated)

Cash flows from operating activities
Net loss for the period	$(12,500)	$-	$(24,139)
Adjustments to reconcile net loss to net cash
used in operating activities:	-	-	-
Changes in operating assets and liabilities:
Prepaid legal fee	-	-	(688)
Accrued liabilities	2,000	-	2,000

Net cash used in operating activities	(10,500)	-	(22,827)

Cash flows from financing activities
Issue of common stock	-	-	7,000
Shareholder advance	10,500	-	15,827

Net cash inflows by financing activities	10,500	-	22,827

Net increase in cash and cash equivalents	$-	$-	-

Cash and cash equivalents - beginning of period	-	-	-

Cash and cash equivalents - end of period	$-	$-	-

Supplemental disclosures of cash flow information:
Cash paid for interest	-	-	-
Cash paid for income taxes	-	-	-

See accompanying notes to the consolidated financial statements

TAGALDER GLOBAL INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year.

Tagalder Global Investment Inc. (a development stage company) (the “Company”) was formed on September 14, 2004 in the State of Delaware. The Company’s activities to date have been primarily directed towards the raising of capital and seeking business opportunities. The Company is headquartered in Hong Kong.

On June 14, 2005, there was a change of control.  On that date, Chun Ka Tsun and Chan Tsz King acquired control of the Company through purchase of a total of 6,790,000 shares, or 97% of the Company’s issued and outstanding shares.  The transaction was completed pursuant to the terms of a Stock Purchase Agreement dated June 14, 2005.

On June 27, 2005, the Company entered into an Agreement for Share Exchange with Tagalder C3 Holdings, Inc., a BVI corporation (“Tagalder”) and the shareholders of Tagalder, pursuant to which the Company agreed to acquire all of the issued and outstanding shares of Tagalder in exchange for the issuance of 50,000,000 shares of the Company’s issued and outstanding common stock.  Chun Ka Tsun, who is an officer, director and principal shareholder of the Company, and Chan Tsz King, who is a principal shareholder of the Company, are also the principal shareholders of Tagalder C3 Holdings, Inc.

On September 30, 2005, the Company entered into a Cancellation Agreement to rescind the Agreement for Share Exchange with Tagalder C3 Holdings, Inc. dated June 27, 2005. The cancellation agreement was effective retroactively on June 27, 2005.

NOTE 2 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

TAGALDER GLOBAL INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 -LOSS PER SHARE

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Due to net losses, potentially dilutive securities would be antidilutive and are therefore not included. At June 30, 2007 there were no potentially dilutive securities outstanding.

NOTE 4 - FISCAL YEAR

The Company has adopted September 30 as its fiscal year end.

NOTE 5 - RESTATEMENT

Subsequent to the issuance of the financial statements in Form 10-QSB it was discovered that those financial statements contained errors. The errors consisted of the omission of expenses incurred in bringing SEC filings current, namely audit and review fees. Of the $12,500 in expenses $10,500 had been paid by a shareholder and an additional $2,000 had been incurred but not paid. The correction of these errors resulted in an understatement of current liabilities of $12,500 as of the June 30, 2007 balance sheet and an understatement of expenses and net loss in the same amount for the three and nine months ended June 30, 2007 and for the period of inception to June 30, 2007 on the statements of operations. The loss per share on the statements of operations for those same periods was understated by $0.002. As the uncorrected cash flow statement indicated no activity for the nine months ended June 30, 2007, the restated column for the that period consists entirely of changes. Line items affected are net loss for the period, accrued liabilities, net cash used in operating activities, shareholder advance and net cash inflows by financing activities. Beginning and ending cash remained unchanged.

JTC FAIR SONG CPA FIRM
CERTIFIED PUBLIC ACCOUNTANTS, PEOPLE’S REPUBLIC OF CHINA
Room 20HH08, 20/F., Eu Hua Mansion, Huangmugang, Futian, Shenzhen, China. (Postal code : 518035)
Tel: (852)2251 8831 Fax: (852) 2184 0922 E-mail: info@hkjtc.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CANPERA INC.
(INCORPORATED IN BRITISH VIRGIN ISLANDS)

We have audited the accompanying balance sheets of Canpera Inc. as of March 31, 2007 and 2006 and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ JTC FAIR SONG CPA FIRM.

CERTIFIED PUBLIC ACCOUNTANTS, PRC

Hong Kong
November 13, 2007

CANPERA INC. AND ITS SUBSIDIARY

BALANCE SHEET

	March 31, 2007	March 31, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalent	$14,325	$1,764
Accounts receivable, net of allowance for doubtful accounts	16,323	-
Deposits	307	309
Due from a director	48,794	5,801
Total current assets	79,749	7,874

PROPERTY, PLANT & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	7,687	3,091

TOTAL ASSETS	$87,436	$10,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Accrued expenses	$3,386	$2,295
Taxes payable	4,661	-
Amount due to a director	41,268	433
Total current liabilities	49,315	2,728

LONG TERM LIABILITY - DUE TO SHAREHOLDERS	12,783	12,783

TOTAL LIABILITIES	62,098	15,511

STOCKHOLDERS’ EQUITY
Common stock	100	100
Retained earnings and reserves/(deficit)	25,238	(4,646)

TOTAL STOCKHOLDERS’ EQUITY/(DEFICIT)	25,338	(4,546)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,436	$10,965

See accompanying notes to the financial statements

CANPERA, INC. AND ITS SUBSIDIARY
STATEMENTS OF INCOME

	For the year ended March 31,
	2007	2006

Revenue	$206,859	$51,347

Cost of goods sold	(107,806)	(9,554)

Gross profit	99,053	41,793

Expenses
General and administrative	(64,066)	(43,356)
Finance expenses	(246)	(100)

Income/(Loss) from operations	34,741	(1,663)

Other income	7	-

Income/(Loss) before taxes	34,748	(1,663)

Taxes	(4,681)	-

Net income/(loss)	30,067	(1,663)

Foreign exchange adjustment	(183)	(11)

Comprehensive income/(loss)	$29,884	$(1,674)

See accompanying notes to the financial statements

CANPERA, INC. AND ITS SUBSIDIARY
STATEMENTS OF STOCKHOLDERS’ EQUITY

		Retained
	Common	Earnings/
	Stock	(Deficits)	Total

As at April 1, 2005	100	$(2,972)	$(2,872)

Net loss	-	(1,674)	(1,674)

As at March 31, 2006	100	(4,646)	(4,546)

Net income	-	29,884	29,884

As at March 31, 2007	100	$25,238	$25,338

See accompanying notes to the financial statements

CANPERA INC. AND ITS SUBSIDIARY
STATEMENTS OF CASH FLOWS

	For the year ended March 31,
	2007	2006
Cash flows from operating activities
Net income/(loss) for the year	$29,884	$(1,674)
Adjustments to reconcile net income to net
Cash (used in) provided by operating activities:
Depreciation	2,658	1,188
Changes in operating assets and liabilities:
Accounts receivable	(16,323)	-
Due from a director and deposit	(42,991)	(5,802)
Due to a director and accrued expenses	41,927	(5,107)
Other taxes payable	4,661	-

Net cash flows from operating activities	19,816	(11,395)

Cash flows from investing activities
Purchase of fixed assets	(7,255)	-

Net cash flows used in investing activities	(7,255)	-

Cash flows from financing activities
Issue of shares	-	100
Purchase of subsidiary	-	(1,282)
Shareholder’s loan	-	12,783

Net cash outflows provided by financing activities	-	11,601

Net increase in cash and cash equivalents	12,561	206

Cash and cash equivalents - beginning of year	1,764	1,558

Cash and cash equivalents - end of year	14,325	1,764

See accompanying notes to the financial statements

CANPERA, INC. AND ITS SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
March 31, 2007

NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION PRINCIPAL ACTIVITY

Canpera Inc. (“Canpera”) was incorporated in the British Virgin Islands on July 5, 2006. Canpera has no operating activities.

Newsgroup International Limited (“Newsgroup”), a company incorporated in Hong Kong with limited liability, was incorporated on March 18, 2003 under the name of “Newsgroup.com.hk Limited”. On July 20, 2006, the company name was changed to “Newsgroup International Limited”. Newsgroup is principally engaged in the provision of computer website operation services.

During 2007, Canpera entered into two purchase agreements with two shareholders of Newsgroup to acquire 100% of the issued capital of Newsgroup for US$12,883 and the issue of 100 common shares of Canpera. The transactions have been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in Hong Kong Special Administrative Region (“Hong Kong”), People’s Republic of China (“PRC”) through its subsidiary. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong only through its subsidiary.

(c)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The Group has recorded no allowance for doubtful accounts both at March 31, 2007 and March 31, 2006.

(d)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(e)	Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Office equipment	5 years

The depreciation expense for the year ended March 31, 2007 and March 31, 2006 amounted to $2,658 and $1,188 respectively.

(f)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended March 31, 2007 and 2006.

(g) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of Hong Kong, the corporation income tax rate applicable is 17.5%. At times generally accepted accounting principles requires the Company and its subsidiary to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC. The Company's subsidiary income tax expense for year ended March 31, 2007 is $4,668 and zero for the year ended March 31, 2006.

(h) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

(i)	Revenue Recognition

Revenue represents the invoiced value of service rendered recognized upon the rendering of services to customers. Revenue is recognized when all of the following criteria are met:

a)	Persuasive evidence of an arrangement exists,
b)	Services have been rendered,
c)	The seller's price to the buyer is fixed or determinable, and
d)	Collectibility is reasonably assured.

(j)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(k)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Company and its subsidiary are Hong Kong Dollar (HK$). Capital accounts of the financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2007	2006

Year end HK$ : US$ exchange rate	7.81	7.76
Average yearly HK$ : US$ exchange rate	7.78	7.77

(q) Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on the Company.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE, NET

	As of March 31,
	2007	2006

Accounts receivable	$16,323	$-
Less: Allowance for doubtful accounts	-	-

Accounts receivable, net	$16,323	$-

NOTE 4 - PLANT AND EQUIPMENT

Plant and equipment of the Company consist primarily of office equipment owned and operated by the Company. Plant and equipment as of March 31, 2007 and March 31, 2006 are summarized as follows:

	As of March 31,
	2007	2006

At cost:
Office equipment	$13,296	$6,025

Less: Accumulated depreciation	(5,609)	(2,934)

Plant and equipment , net	$7,687	3,091

The depreciation expense for the year ended March 31, 2007 and March 31, 2006 amounted to $2,658 and $1,188 respectively.

NOTE 5 - INCOME TAX AND DEFERRED TAX LIABILITIES

(a) Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong, the statutory corporate income tax rates are 17.5% for Hong Kong.

There are no other timing differences between reported book or financial income and income computed for income tax purposes. Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

(b) Value Added Tax ("VAT")

There is no VAT under current tax laws in Hong Kong.

NOTE 6 - RELATED PARTY TRANSACTIONS

Due to a director consists of advances from the director and payments on behalf of the Company by the director. Due to a director are unsecured and interest free with no fixed payment terms.

Due from a director consists of advances to the director and payments on behalf of the director. Due from a director is unsecured and interest free with no fixed payment terms.

Long term liability - due to shareholders consists of advances from the shareholders. It is unsecured, interest free and is not repayable in the short term.

NOTE 7 - COMMON STOCK

The Company has authorized share capital of 50,000 shares $1 par value of common stock. The Company has a total of 100 shares of common stock issued.

TAGALDER GLOBAL INVESTMENT, INC.

PRO-FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED JUNE 30, 2007

			Pro forma	Pro forma
	TGI	Canpera	adjustment	Combined
	US$	US$	US$	US$

Sales revenues	-	171,388		171,388

Cost of goods sold	-	(99,282)		(99,282)

Gross profit	-	72,106		72,106

Expenses
General and administrative	(12,500)	(66,957)		(79,457)
Finance expenses	-	(188)		(188)

Income/(loss) from operations	(12,500)	4,961		(7,539)

Other income	-	396		396

Income/(loss) before taxes	(12,500)	5,357		(7,143)

Taxes	-	(4,681)		(4,681)

Net income/(loss)	(12,500)	676		(11,824)

TAGALDER GLOBAL INVESTMENT, INC.

PRO-FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED SEPTEMBER 30, 2006

			Pro forma	Pro forma
	TGI	Canpera	adjustment	Combined
	US$	US$	US$	US$

Sales revenues	-	118,638		118,638

Cost of goods sold	-	(34,779)		(34,779)

Gross profit	-	83,859		83,859

Expenses
General and administrative	(4,639)	(71,772)		(76,411)
Finance expenses	-	(173)		(173)

Income/(loss) from operations	(4,639)	11,914		7,275

Other income	-	6		6

Income/(loss) before taxes	(4,639)	11,920		7,281

Taxes	-	-		-

Net income/(loss)	(4,639)	11,920		7,281

TAGALDER GLOBAL INVESTMENT, INC.

PRO-FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 2007

			Proforma	Proforma
	TGI	Canpera	Adj.	Combined
	US$	US$	US$	US$

ASSETS
CURRENT ASSETS
Cash and cash equivalent	-	1,417		1,417
Accounts receivable	-	38,382		38,382
Prepayment	688	-		688
Deposits		307		307
Due from a director	-	48,757		48,757
Total current assets	688	88,863		89,551

PROPERTY, PLANT & EQUIPMENT	-	7,017		7,017-

TOTAL ASSETS	688	95,880		96,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Accrued expenses and other payable	2,000	21,928		23,928
Taxes payable	-	4,657		4,657
Due to a director	-	41,160		41,160
Due to a shareholder	15,827	-		15,827
Total current liabilities	17,827	67,745		85,572

Long term liability - Shareholder loan	-	12,783	100	12,883

TOTAL LIABILITIES	17,827	80,528		98,455

STOCKHOLDERS’ EQUITY
Common stock	7,000	100	(100)	7.000
Retained earnings and reserves/(deficit)	(24,139)	15,252		(8,887)

TOTAL STOCKHOLDERS’ EQUITY	(17,139)	15,352		(1,887)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	688	95,880		96,568

TAGALDER GLOBAL INVESTMENT, INC

NOTES TO UNAUDITED PRO-FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The unaudited pro-forma combined financial statements include the accounts of Tagalder Global Investment, Inc. (“TGI”, or the “Registrant”), Canpera Inc. (“Canpera”) and Newsgroup International Limited (“Newsgroup”).

On July 2, 2007, TGI, a Delaware corporation, entered into a Share Exchange Agreement (the “Exchange Agreement”) with Canpera, a British Virgin Islands corporation, and the shareholders of Canpera (the “Shareholders”). On July 26, 2007, the parties entered into an Amended Share Exchange Agreement (the “Amended Exchange Agreement”), amending the terms of the Exchange Agreement. Pursuant to the terms of the Amended Exchange Agreement, the Shareholders agreed to transfer all of the issued and outstanding shares of common stock in Canpera to the Registrant in exchange for the issuance of an aggregate of 1,750,000 shares of the Registrant’s common stock to the Shareholders, thereby causing Canpera to become a wholly-owned subsidiary of the Registrant (the “Share Exchange”). Upon closing of the Share Exchange, the Shareholders of Canpera delivered all of their equity capital in Canpera to the Registrant in exchange for 1,750,000 shares of common stock in the Registrant. The Share Exchange resulted in Canpera, and Canpera’s operating subsidiary, Newsgroup, a Hong Kong Corporation becoming wholly owned subsidiaries of the Registrant.

Canpera had no operations.

Newsgroup is a limited liability company incorporated in Hong Kong. The principal activities of Newsgroup are providing computer website operation services.

Both TGI and Canpera has been dormant. The Registrant acquired the interest of Newsgroup in late June 2007 and hence no income of Newsgroup is shared.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Tagalder Global Investment, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$283
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$60,000
Total	$70,283
  *Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 14, 2004, the Company issued to two individuals and one entity an aggregate of 7,000,000 shares of common stock for an aggregate consideration of $7,000. These issuances were made in reliance upon the exemption from registration offered by Regulation S under the Securities Act of 1933 for offshore transactions made to persons who are not U. S. Persons. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in the Company's transfer records. No sales commissions were paid.

On August 27, 2007, the Company issued 1,750,000 shares to two individuals in connection with the completion of a share exchange involving the stock of Canpera, Inc., a BVI company, held by these two individuals. These issuances were made in reliance upon the exemption from registration offered by Regulation S under the Securities Act of 1933 for offshore transactions made to persons who are not U. S. Persons. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in the Company's transfer records. No sales commissions were paid.

On August 30, 2007, the Company issued to certain accredited investors 269,000 units, with each unit consisting of: ten shares of common stock; ten series A warrants to purchase shares of common stock; one series B warrant to purchase shares of common stock; ten series C warrants to purchase shares of common stock; one series D warrant; and ten series J warrants to purchase shares of common stock, at a purchase price of $4.10 per Unit. The aggregate gross proceeds amount of the Units sold was $1,103,000. These securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, all recipients were provided with access to company information.

ITEM 27. EXHIBITS

Exhibit	Description
2.1	Amended Agreement for Share Exchange (1)
3.1	Certificate of Incorporation (2)
3.2	Bylaws (2)
4.1	Form of Series A Common Stock Purchase Warrant, dated August 29, 2007, Exhibit B to Securities Purchase Agreement.(3)
4.2	Form of Series B Common Stock Purchase Warrant, dated August 29, 2007, Exhibit C to Securities Purchase Agreement. (3)
4.3	Form of Series C Common Stock Purchase Warrant, dated August 29, 2007, Exhibit F to Securities Purchase Agreement. (3)
4.4	Form of Series D Common Stock Purchase Warrant, dated August 29, 2007, Exhibit G to Securities Purchase Agreement. (3)
4.5	Form of Series J Common Stock Purchase Warrant, dated August 29, 2007, Exhibit D to Securities Purchase Agreement.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	Securities Purchase Agreement, dated as of August 29, 2007, by and between Tagalder Global Investment and each purchaser identified on its signature pages.(3)
10.2	Form of Registration Rights Agreement, dated August 29, 2007, Exhibit A to Securities Purchase Agreement.(3)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC*
23.3	Consent of JTC Fair Song CPA Firm*
__________________
*	Filed herewith
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed July 27, 2007.
(2)	Incorporated by reference to the Company’s Form 10-SB filed November 23, 2004.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed September 4, 2007.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this November 14, 2007.

TAGALDER GLOBAL INVESTMENT, INC.

By:	/s/ Hugh McClung

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hugh McClung his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hugh McClung	Director and Chief Executive Officer, Chief Financial	November 14, 2007
Officer (Principal Executive, Financial and Accounting Officer)
/s/ Richard Hsiung	Director	November 14, 2007
/s/ Richard Racioppi	Director	November 14, 2007
/s/ Randy Larsen	Director	November 14, 2007
/s/ Kenneth Holmes	Director	November 14, 2007